UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 1, 2013

Date of Report (Date of earliest event reported)

Chimerix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2505 Meridian Parkway, Suite 340 Durham, NC		27713
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 1, 2013, the Board of Directors (the “Board”) of Chimerix, Inc. (the “Company”) appointed Rodman L. Drake to serve as a class II director of the Company. Mr. Drake will also serve as the Chairman of the Compensation Committee of the Board (the “Compensation Committee”). Mr. Drake’s appointment brings the Company’s total number of directors to nine.

In accordance with the Company’s compensation policies for non-employee directors, upon his appointment as a director, Mr. Drake was granted a nonqualified stock option to purchase 4,907 shares of the Company’s common stock at an exercise price equal $22.04, the closing price of the Company’s common stock on the date of grant, and which will vest and become exercisable over a four year period following the date of grant. Additionally, Mr. Drake will be entitled to receive a $25,000 annual retainer for his service as director, and a supplemental annual retainer of $3,000 for his service as the Chairman of the Compensation Committee. At each annual stockholder meeting following which Mr. Drake’s term as a director continues, Mr. Drake will be entitled to receive a nonqualified stock option having a Black-Scholes value of $25,000 on the date of grant, which will vest and become exercisable over a four year period following the date of grant. Mr. Drake will also enter into the Company’s standard form of indemnification agreement. The Company is not aware of any transaction involving Mr. Drake requiring disclosure under Item 404(a) of Regulation S-K.

Additional information about Mr. Drake can be found in the press release issued by the Company on August 2, 2013, a copy of which is attached hereto as Exhibit 99.1.

(e) On August 1, 2013, upon recommendation from the Compensation Committee the Board approved a Bonus Plan for the executive officers of the Company for the year 2013 (the “2013 Bonus Plan”). The 2013 Bonus Plan was adopted to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. Payments under the 2013 Bonus Plan are based on the individual’s target bonus, as a percentage of base salary, and the extent to which the Company achieves certain corporate goals described below. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage, and the percentage attainment of the corporate goals.

The corporate goals and relative overall weighting towards corporate goal achievement for the 2013 Bonus Plan are for progress with respect to: the Company’s initial public offering (10%); CMX001 development for cytomegalovirus (10%); financial support for the Company’s SUPPRESS trial (30%); the Company’s drug substance and drug product commercial manufacturing (10%); CMX001 development for adenoviruses (15%); the Company’s drug discovery strategy (5%); and the Company’s SUPPRESS study design and initiation (20%). The 2013 Bonus Plan also sets forth four stretch corporate goals and weighting for progress with respect to: the Company’s contract with the Biomedical Advanced Research and Development Authority (10%); communications with the U.S. Food and Drug Administration regarding CMX001 (10%); initiation of the Company’s SUPPRESS trial (10%); and financial support for an additional CMX001 clinical trial (10%).

The target bonus percentage for each of the Company’s named executive officers covered under the 2013 Bonus Plan is as follows:

Officer	Target Bonus Percentage
Kenneth I. Moch President and Chief Executive Officer	40%

Timothy W. Trost Senior Vice President, Chief Financial Officer and Corporate Secretary	25%
M. Michelle Berrey, M.D., M.P.H. Chief Medical Officer	25%

Under the 2013 Bonus Plan, the Board will determine, in its sole discretion, a percentage between 0% and 140%, based on the extent to which the Board determines that the 2013 corporate objectives and stretch goals have been met.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Chimerix, Inc. dated August 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: August 7, 2013
	By:	/s/ Timothy W. Trost
Timothy W. Trost
Senior Vice President, Chief Financial Officer and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Chimerix, Inc. dated August 2, 2013.